EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement of JDS Uniphase Corporation on Form S-3 of our report dated July 20, 1999, except as to Note 14, which is as of July 27, 1999, relating to the financial statements of E-TEK Dynamics, Inc. ("E-TEK") as of June 30, 1998 and 1999 and for each of the three years in the period ended June 30, 1999, which report appears in JDS Uniphase Corporation's Current Report on Form 8-K filed on January 18, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California
October 27, 2000